Exhibit 10.1

Talis Biomedical Corporation

August 28, 2021

Brian Coe

Re:Separation and Consulting Agreement

Dear Brian:

This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Talis Biomedical Corporation (the “Company”) is offering to you to aid in your employment transition.

1.	RESIGNATION DATES.

(a)Employment Termination. Your last day of work with the Company and your employment resignation date will be August 30, 2021 (the “Separation Date”). Between now and the Separation Date, you must transition your duties and responsibilities as requested by the Company, abide by all of your contractual and statutory duties owed to the Company and the Company’s policies.

(b)Board Resignation. Effective as of the Separation Date, you hereby resign from the Company’s Board of Directors (the “Board”) and from every other position you may hold with the Company or any committee of the Board.

2.ACCRUED SALARY, BONUS, AND PAID TIME OFF. On the Separation Date, the Company will pay you all accrued salary, your 2021 bonus prorated through the Separation Date, and all accrued and unused paid time off, earned by you through the Separation Date, subject to applicable payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.

3.CONSULTING AGREEMENT.   The Company will engage you as a consultant beginning on the Separation Date. If you do not timely sign this Agreement, or you sign and revoke it, your consulting engagement will end immediately upon the thirtieth day after the date of this Agreement. If you timely return this fully signed Agreement to the Company, allow it to become effective, and comply fully with your obligations hereunder, then the Company will continue your consulting engagement on the following terms:

(a)Consulting Period. The consulting relationship will continue until May 31, 2022, unless terminated earlier pursuant to Paragraph 3(h) below or extended by mutual written agreement (the “Consulting Period”).

(b)Consulting Services. You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice and counseling as requested by the Board or Chief Executive Officer (the “Consulting Services”). During the Consulting Period, you will report directly to the Board. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself

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August 28, 2021

available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis. You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company on reasonable notice. When providing such services, you shall abide by the Company’s policies and procedures.

(c)Independent Contractor Relationship. Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit- sharing or retirement benefits, or annual bonus or other incentive compensation, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships. Notwithstanding the foregoing or any other provision in this Agreement, with respect to your work for the Company during the Consulting Period, the Company will indemnify you as if you were a director or officer, pursuant to Article XI, Section 45 of the Company’s Amended and Restated Bylaws (Exhibit 3.2 to the Company’s Form 8-K, filed with the SEC on February 17, 2021). Such indemnification will be to the fullest extent not prohibited by Delaware General Corporation Law or any other applicable law.

(d)Consulting Compensation & Options. Provided that you remain in compliance with this Agreement:

i.Consulting Fees. You will receive, as compensation for the Consulting Services, $31,250 per month (the “Consulting Fees”), assuming you make yourself available to the CEO and Board of Directors as reasonably requested. It is expressly understood that as a consultant you have no control over the extent to which your services are requested, and the Company will pay the Consulting Fees regardless of whether services are requested within a given month. The Consulting Fees will be paid on or around the last business day of each calendar month during the Consulting Period, provided that no Consulting Fees will be owed or paid prior to the date this Agreement has been executed and become effective by its terms. You acknowledge that because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees. The Company will report the Consulting Fees on an IRS Form 1099. You further acknowledge that you will be entirely responsible for payment of any taxes that may be due with respect to the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees (with the exception of the employer’s share of social security, if any). The Company encourages you to obtain professional advice from an advisor of your choice with respect to the tax treatment of, and any and all tax issues with respect to, the Consulting Fees.

ii.Payment of Continued Group Health Plan Benefits. Your participation in the Company’s group health insurance plan will end on the last day of the month in which your employment termination occurs. You will be provided with a separate notice describing your rights and obligations under COBRA (as defined below). If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Separation Date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (1) the end of the Consulting Period, (2) the expiration of your eligibility for the continuation coverage under COBRA, or (3) the date when you become eligible for substantially equivalent health insurance coverage in connection with new

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August 28, 2021

employment (such period from your termination date through the earliest of (1) through (3), the “Consulting COBRA Payment Period”). For purposes of this Agreement, (A) references to “COBRA” shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the Consulting COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special COBRA Severance Payment”), such Special COBRA Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the Consulting COBRA Payment Period. Such Special Severance COBRA Payment shall end upon expiration of the Consulting COBRA Payment Period, subject to Section 5 below.

iii.Equity Awards. You were granted certain stock options or other equity awards by the Company during your employment (collectively, the “Equity Awards”), pursuant to the terms and conditions of the Company’s applicable equity incentive plan(s), grant agreements and other award documents (collectively, the “Equity Agreements”). During the Consulting Period, and as further consideration for the Consulting Services, your Equity Awards will continue to vest pursuant to, and continue to be governed by, the applicable terms and conditions of the Equity Agreements. Any Equity Awards that are intended to be incentive stock options will convert to nonstatutory stock options three months following your Separation Date, and Equity Awards that continue to vest past three months following your Separation Date will be nonstatutory stock options.

iv.Employee Stock Purchase Plan. Accumulated payroll deductions you contributed for purposes of purchasing shares of Company common stock at the next purchase date under the Company’s Employee Stock Purchase Plan will be returned to you within 30 days following the Separation Date.

(e)Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above.   You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the Board.   You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Board, in writing, to do so.

(f)Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the

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Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations under your signed employee confidential information and inventions assignment agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A), which is incorporated herein by reference.

(g)Other Work Activities / Representations. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. You represent and warrant that you may become self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, may obtain clients or customers other than the Company for whom you will perform services, and may perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will not engage in any other work activity for any other business entity involving point-of-care molecular diagnostics for infectious disease.

(h)Termination of Consulting Period. Without waiving any other rights or remedies, the Company may, with seven days’ written notice, terminate the Consulting Period upon your breach of any provision of this Agreement or your Confidentiality Agreement or your engaging in any misconduct that causes or could reasonably be expected to cause harm to the Company, as reasonably determined in the discretion of the Board (any such conduct, “Cause”). Before such termination takes effect, you will have seven days to correct such alleged breach or misconduct (if deemed curable by the Board), and it will be in the Board’s discretion to determine whether you have reasonably done so. Further, you may terminate the Consulting Period at any time, for any reason, upon written notice to the Company. Upon termination of the Consulting Period by either party, the Company will pay only those Consulting Fees incurred through and including the effective date of such termination.

4.Consultant Termination Severance. If the Company retains you as a consultant (as set forth in Section 3 above), the Consulting Period has not been terminated for Cause, and on or within twenty-one (21) days after the termination date of the Consulting Period you execute and return to the Company the Consultant End Date Release attached as Exhibit B hereto (the “Consultant End Date Release”), then the Company will provide you with the following as your sole severance benefits:

(a)Cash Severance. The Company will pay you a lump sum cash payment in an amount equal to twelve (12) months of your base salary rate in effect as of the Separation Date (in the total amount of $375,000), subject to applicable deductions and withholdings. If owed, this severance payment will be paid to you on June 30, 2022, provided that the Consultant End Date Release has become effective by such date.

(b)Payment of Continued Group Health Plan Benefits. If you have timely elected continued group health plan continuation coverage under COBRA following your Separation Date and received the COBRA premium payment benefit during the Consulting COBRA Payment Period as set forth in Section 3 above, then Company shall continue to pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) twelve (12) months after the end of the Consulting Period, (ii) the expiration of your eligibility for the continuation coverage under

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August 28, 2021

COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your Consulting Period end date through the earliest of (i) through (iii), the “Severance COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the Severance COBRA Payment Period the Special COBRA Severance Payment, to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the Severance COBRA Payment Period. Such Special COBRA Severance Payment shall end upon expiration of the Severance COBRA Payment Period.

5.NO OTHER COMPENSATION OR BENEFITS. You expressly acknowledge and agree that the benefits provided by and as set forth in this Agreement satisfy in full any and all obligations of the Company to provide you with any benefits, compensation or severance in connection with your employment termination, including without limitation under the Talis Biomedical Corporation Severance and Change in Control Plan and your related Participation Agreement entered into with the Company (collectively, the “Severance Plan”), and that this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under the Severance Plan or any other employment agreement, plan, policy or other agreement applicable to you. You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date, and will not receive any additional compensation, severance or benefits after the Separation Date. By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions.

6.EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. During the Consulting Period, the Company will reimburse you for only those business expenses you incur on behalf of the Company that have been pre-approved in writing by the Board.

7.RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer- useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Notwithstanding the foregoing, during the Consulting Period only, the Company will permit you to retain, receive, and/or use any Company property, e-mail, equipment, documents, and/or information reasonably necessary to perform the Consulting Services, all of which

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equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period.

8.CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor. Notwithstanding the preceding sentences in this paragraph, during the Consulting Period, you are permitted to inform Company employees and/or third parties that you are engaged as a consultant for the Company.

9.MUTUAL NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to instruct its officers and directors not to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing, you and the Company (including each of its officers and directors) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain any party in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

10.COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.   Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (including attorney’s fees and costs for counsel of your choice but excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

11.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.	RELEASE OF CLAIMS.

(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law or equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts, conduct, or omissions

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occurring at any time prior to and including the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the decision to terminate that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company;

(iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and the California Labor Code (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised by this Agreement, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me within the seven-day period); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign it.

(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims granted in this Agreement.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

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13.PROTECTED RIGHTS. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

14.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

15.SECTION 409A. It is intended that any payments (including cash severance) set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any of the severance benefits set forth herein constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the severance benefits shall be delayed until the earliest of: (a) the date that is six (6) months and one day after your following the termination of your consultancy, (b) the date of your death, or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the release of claims set forth in Section 12 could become effective in the calendar year following the calendar year in which you have a Separation from Service, the release will not be deemed effective any earlier than the deadline applicable to any such release. The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service" within the meaning of Section 409A. With respect to reimbursements or in-kind benefits

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provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits hall not be subject to liquidation or exchange for another benefit.

16.GENERAL. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined 10 be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This agreement may be executed in counterparts which shall be deemed to be pan of one original, and facsimile and electronic image copies of signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one

(21) days. The Company's offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe

I wish you good luck in your future endeavors.

Sincerely,

TALIS BIOMEDICAL CORPORATION

By: /s/ Felix Baker

Felix Baker, Ph.D.
Chairman, Board of Directors

Exhibit A – Confidentiality Agreement

Exhibit B – Consultant End Date Release

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August 28, 2021

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Brian Coe

Brian Coe

08/30/2021
Date

EXHIBIT A

CONFIDENTIALITY AGREEMENT

EXHIBIT B CONSULTANT END DATE RELEASE

(To be signed and returned to the Company on or within twenty-one (21) days after the end of the Consulting Period)

In exchange for the consideration to be provided to me pursuant to that certain letter separation and consulting agreement between me and Talis Biomedical Corporation (the “Company”) to which this Exhibit is attached (the “Agreement”), I hereby provide the following Consultant End Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (a) I have been paid all compensation, fees and other benefits owed and have been paid for all hours worked for the Company through the end of the Consulting Period; (b) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, California Family Rights Act or otherwise; and (c) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, shareholders, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney’s fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts, conduct or omissions occurring at any time prior to and including the date I sign this Consultant End Date Release (collectively, the “Released Claims”).

The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my service and other relationships with the Company, or the termination of those relationships; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, sick pay, paid time off, consulting fees, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company;

(a)all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, the California Fair Employment and Housing Act, and the California Labor Code (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and releases in this Consultant End Date Release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Consultant End Date Release; (b) I should consult with an attorney prior to signing this Consultant End Date Release; (c) I have twenty-one (21) days to consider this Consultant End Date Release (although I may choose to voluntarily sign it sooner);

(b)I have seven (7) days following the date I sign this Consultant End Date Release to revoke it (by providing written notice of my revocation to the chair of the Board within the seven (7)-day period); and

(c)the Consultant End Date Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign it.

In giving the general release of claims herein, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to the releases granted herein, including, without limitation, the release of unknown and unsuspected claims granted in this Consultant End Date Release.

Notwithstanding the foregoing, I am not hereby releasing any of the following claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, under the charter, bylaws or operating agreements of the Company, or under applicable law; (b) any rights that cannot be waived as a matter of law; (c) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (d) any claims arising from the breach of the Agreement or this Consultant End Date Release. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Released Claims.

I agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. However, nothing herein shall prevent me from responding accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. In addition, nothing herein shall prevent me from: making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation; filing a charge or complaint with any Government Agency (as defined in the Agreement); communicating with any Government Agencies; or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims I have released and any rights I have waived by signing this Consultant End Date Release, provided that this Consultant End Date Release does not limit my right to receive any award for information provided to the Securities and Exchange Commission.

This Consultant End Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED AND AGREED:

Brian CoeDate